THE JPM INSTITUTIONAL FUNDS

                                  SERVICE PLAN




         WHEREAS, The JPM Institutional Funds (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Trust has several particular "Service" series or funds, as set forth on Schedule A (each, a "Fund"), as it may be amended from time to time;

         WHEREAS, the Trust, on behalf of each Fund, desires to adopt a Service Plan and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Service Plan (the "Plan") will benefit the Trust and its shareholders; and

         WHEREAS, the Trust, on behalf of each Fund, employs institutions (the "Service Organizations") to act as nominees and record holders of shares of each Fund for their respective customers who are or may become beneficial owners of such shares (the "Customers") and to perform certain account administration and other services with respect to the Customers pursuant to Service Agreements between the Trust, on behalf of each Fund, and such Service Organizations (the "Agreements").

         NOW, THEREFORE, the Trust, on behalf of each Fund, hereby adopts this Service Plan (the "Plan") on the following terms and conditions:

         1. (a) The Trust, on behalf of each Fund, is authorized to pay each Service Organization the monthly or quarterly administration fee specified in the Agreement with such Service Organization, which shall be equal on an annual basis to not more than the percentage (%) stated on the attached Schedule A of the average daily net asset value of the shares of such Fund which are owned beneficially by the Customers of such Service Organization during such period.

               (b) The types of services and expenses for which a Service Organization may be compensated by a Fund under this Plan include, without limitation: (i) acting directly or through an agent as record holder and nominee of all shares of a Fund beneficially owned by Customers; (ii) assisting in establishing and maintaining individual accounts and records with respect to shares of a Fund owned by each Customer; (iii) assisting in receiving and transmitting funds representing the purchase price or redemption proceeds of such shares; and (iv) providing such statistical and other information as may be reasonably requested by the Trust or necessary for the Trust to comply with applicable federal or state law. No Fund may compensate a Service Organization for services provided with respect to another Fund.

         2. This Plan shall not take effect with respect to a Fund until it has been approved by a vote of at least a majority of the outstanding voting securities of such Fund.

         3. This Plan shall not take effect as to a Fund until the Plan, together with any related agreements, has been approved for such Fund by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "non-interested Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

         4. This Plan shall remain in effect until July 10, 1998 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph  3.


5. The President, Vice President, Treasurer or any Assistant Treasurer of the Trust shall provide the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services performed by and fees paid to each Service Organization under the Agreements and this Plan.

         6. This Plan may be terminated as to a Fund at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of such Fund.

         7. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 2 hereof. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of the non-interested Trustees of the Trust shall be committed to the discretion of the non-interested Trustees.

         9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

                         J.P. MORGAN INSTITUTIONAL FUNDS
                                  SERVICE PLAN

                                   SCHEDULE A






                                                                     Maximum Fee as a Percentage of
                                                                     Average Daily Net Assets of shares
                                                                     Beneficially Owned by Clients of
Name of  Series                                                      Sales Agent                        Effective Date
----------------                                                     -------------------------          --------------
J.P. Morgan Small Company Fund      -Advisor Series                             0.25%                     TBA
J.P. Morgan Small Company Opportunities Fund-Advisor Series            0.25%                     TBA
J.P. Morgan International Equity Fund-Advisor Series                   0.25%                     TBA
J.P. Morgan International Opportunities Fund-Advisor Series                     0.25%                     TBA
J.P. Morgan U.S. Equity Fund-Advisor Series                            0.25%                     TBA
J.P. Morgan Bond Fund-Advisor Series                                            0.25%                     TBA
J.P. Morgan Diversified Fund-Advisor Series                            0.25%                     TBA
J.P. Morgan Institutional Prime Cash Management Fund                   0.25%                     5/17/00
J.P. Morgan Institutional Direct Prime Money Market Fund                        0.10%                     2/8/00
J.P. Morgan Disciplined Equity Fund-Advisor Series                              0.25%                     2/8/00
J.P. Morgan Prime Money Market Reserves Fund                                    0.25%                     6/1/99
J.P. Morgan Treasury Money Market Reserves Fund                                 0.25%                     6/1/99
J.P. Morgan Service Prime Money Market Fund                            0.25%                     6/3/97
J.P. Morgan Service Federal Money Market Fund                                   0.25%                     6/3/97
J.P. Morgan Service Tax Exempt Money Market Fund                       0.25%                     6/3/97
J.P. Morgan Service Treasury Money Market Fund                                  0.25%                     6/3/97
